Exhibit 3.49

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RSI COMMUNITIES LLC,

a Delaware limited liability company

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be further amended from time to time, this “Agreement”) of RSI Communities LLC, a Delaware limited liability company (the “Company”) is made by William Lyon Homes, Inc., a California corporation, as the sole member (the “Member”) of the Company and is effective as of March 9, 2018.

The Company was formed as Delaware limited liability company on November 19, 2015 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by filing a certificate of formation of the Company with the office of the Secretary of State of Delaware (the “Certificate of Formation”), and was initially operated pursuant to the Limited Liability Company Agreement of the Company, dated as of November 19, 2015, which agreement was amended and restated pursuant to that Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 10, 2016, which agreement was amended and restated pursuant to that Second Amended and Restated Limited Liability Agreement of the Company, dated as of December 15, 2016 (the “Existing Agreement”), which provided for the governance of the business and affairs of the Company pursuant to the provisions of the Delaware Act.

Accordingly, in consideration of the covenants contained herein, the parties hereto intending to be legally bound agree that the Existing Agreement is hereby amended and restated in its entirety as follows.

1. Formation. The Company was formed as Delaware limited liability company pursuant to its Certificate of Formation. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Delaware Act. To the extent this Agreement is inconsistent in any respect with the Delaware Act, this Agreement shall control.

2. Percentage Interests. The Member owns 100% of the Company. (More generally, the term “Percentage Interest” refers to a Member’s relative ownership interest in the Company.)

3. Tax Treatment. The Company shall be treated as a disregarded entity and not as a partnership for U.S. federal income tax purposes.

4. Capital Contributions. The Member shall make such capital contributions to the Company at such times, and in such amounts, as the Member shall determine in its sole discretion.

5. Distributions. Each distribution to the Member of cash or other assets of the Company shall be made in accordance with its Percentage Interest in such amounts and at such times as shall be determined by the approval of the Member.

6. Accounting. The records of the Company shall be maintained based on an accrual method of accounting.

7. Action by Written Consent. Any matter that is to be voted on, consented to or approved by the Member shall be taken in a consent in writing, setting forth the action so taken, and signed by the Member. A consent transmitted by electronic transmission by a member or by a person or persons authorized to act for a member shall be deemed to be written and signed for purposes of this section. For purposes of this section, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

8. Management. The Company shall be managed by the Member (each successor thereto as manager appointed in accordance with this Agreement, being referred to herein as a “Manager”), and all decisions to be made on behalf of the Company and all actions to be taken on behalf of the Company shall be made or taken by the Manager and no other person shall have the power or authority under this Agreement to make any decisions or take any actions on behalf of the Company. Without limiting the foregoing, the Manager shall have the sole authority to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. The Manager shall have the right to appoint officers of the Company to assist with the day-to-day management of the business affairs of the Company and may delegate to such officer or officers the right to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. Any officer so appointed shall be subject at all times to the direction of the Manager and the Manager shall have the right to remove any officer, either for or without cause, at any time. A Manager shall not be removed and their duties shall not be limited by any action taken by or on behalf of any other Member, other than upon the approval of the Member. Upon any such removal of a Manager, upon the resignation of a Manager or upon a Manager’s ceasing to act as a Manager for any other reason, a successor Manager shall be appointed by the Member, including any successor trustee who has become a member pursuant to Section 12 below.

9. Indemnification and Advancement. To the fullest extent permitted by law, the Company will indemnify, defend and hold harmless the Member, the Manager, each officer, employee or other agent of the Company (individually, in each case, an “Indemnitee”) who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of any act or omission or alleged omission arising out of such Indemnitee’s activities as a Member,

Manager, officer, employee or other agent or otherwise on behalf of the Company if such activities were performed in good faith either on behalf of the Company or in furtherance of the interests of the Company, within the scope of the authority conferred by this Agreement, against losses, damages, or expenses for which such Indemnitee has not otherwise been reimbursed (including, without limitation, attorneys and accountant fees and expenses, judgment fines and amounts paid in settlement), actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, so long as such Indemnitee was not guilty of gross negligence or willful misconduct with respect to such act or omission. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 9 may, from time to time, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 9. The provisions of this Section 9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person.

10. Events Giving Rise to Dissolution. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

10.1 The election of the Member to dissolve the Company;

10.2 Any event that makes it unlawful for the business of the Company to be carried on by the Member; or

10.3 As otherwise specified in the Delaware Act.

11. Liquidation. Upon dissolution of the Company, the assets of the Company shall be liquidated and the proceeds thereof shall be paid in the following order:

11.1 To the Company’s creditors in the order of priority required by law;

11.2 To a reasonable reserve for reasonably foreseeable contingent liabilities to be distributed when and as the Member agrees; and

11.3 Thereafter to the Member.

12. Assignment of Membership Interests; Resignation; Admission of New Members, Trustee Member. Assignment, resignation and admission of new members shall, generally, be as provided in the Delaware Act. Notwithstanding the foregoing, if any person who is acting as a trustee of a trust is a Member and shall cease to be a trustee of such trust, the successor trustee or trustees shall continue to be a Member.

13. Limited Liability. Except as expressly set forth in this Agreement or required by the Delaware Act, no Member, officer or employee of the Company shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, officer or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware Act or this Agreement shall not be grounds for imposing personal liability on any Member, officer or employee of the Company for liabilities of the Company.

14. Amendments. This Agreement, except with respect to vested rights of Member, may be amended at any time by the Member.

15. Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

16. Bank Accounts. The Member shall be authorized to endorse checks, drafts or other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit in the Company account. Only the Manager or its delegates shall be authorized to sign checks drawn on the Company account on behalf of the Company.

17. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WILLIAM LYON HOMES, INC.

By:	/s/ Jason R. Liljestrom
Jason R. Liljestrom
Corporate Secretary

(Signature Page to Amended and Restated Operating Agreement – RSI Communities LLC)